Exhibit 23.1

The accompanying consolidated financial statements give effect to a ten to one reverse stock split and stock dividend of the common stock of Retail Properties of America, Inc. (formerly Inland Western Retail Real Estate Trust, Inc.) and subsidiaries, which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the ten to one reverse stock split and stock dividend of the common stock of Retail Properties of America, Inc. and subsidiaries described in Note 1 to the consolidated financial statements and assuming that from February 22, 2012 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or disclosures therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 9, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-172237 of our report dated February 22, 2012 (            , as to the effects of the ten to one reverse stock split and stock dividend described in Note 1), relating to the consolidated financial statements and financial statement schedules of Retail Properties of America, Inc. (formerly Inland Western Retail Real Estate Trust, Inc.) and subsidiaries appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the headings “Summary Consolidated Financial and Operating Data,” “Selected Consolidated Financial and Operating Data,” and “Experts” in such Prospectus.